UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2014

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11601 North Galayda Street

Houston, Texas 77086

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2014, Independence Contract Drilling, Inc. (the “Company”) amended and restated its employment agreements (as amended and restated, the “Employment Agreements”) with each of Byron A. Dunn, Philip A. Choyce, and Edward S. Jacob, III (the “Executive Officers”). Each Employment Agreement is substantially in the form previously filed as Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-196914), as amended (the “Registration Statement”). Each Employment Agreement is for a term of three years from the date of amendment and restatement; provided, however, that if neither the Company nor the employee has provided written notice of termination at least one year prior to the scheduled expiration of the then current term of the agreement (the “Renewal Date”), the employment term will automatically be extended for one additional year, so as to expire two years from such Renewal Date. Upon a change in control, the term of the agreement is automatically extended until three years from the date of such change in control.

The Employment Agreements establish a base salary for each of the Executive Officers, subject to possible increases as determined by the board of directors of the Company (the “Board”). The annual base salaries in effect for Messrs. Dunn, Choyce and Jacob have been increased to $464,000, $319,000, and $353,000, respectively, effective August 13, 2014.

Additionally, the Employment Agreements provide that the Executive Officers are eligible to receive an annual bonus in accordance with the Company’s bonus plan for senior executives of the Company, which shall be based upon a target amount of 100%, 70% and 90% of base salary, for Messrs. Dunn, Choyce and Jacob, respectively, based upon performance criteria established by the Board. Each Executive Officer has also been awarded shares of restricted stock and performance awards pursuant to the Company’s Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan (the “Plan”).

The Employment Agreements contain customary ongoing confidentiality and non-competition restrictions. The non-competition restrictions restrict each Executive Officer from competing in the U.S. land contract drilling industry for a period of 12 months following termination of employment.

Each of the Employment Agreements provides that if an Executive Officer is terminated for “cause,” or if he terminates his employment without “good reason” (as such terms are defined in the applicable Employment Agreement), he will be entitled to any earned but unpaid base salary, vacation pay, unreimbursed business expenses, and applicable employee benefits (collectively, the “Accrued Obligations”). If an Executive Officer is terminated without cause or if he terminates his employment for good reason other than in connection with a change in control, he will be entitled to the following payments and benefits (collectively, the “Other Benefits”), in addition to payment of any Accrued Obligations: (i) all prior fiscal year bonus earned but not paid as of the date of termination; (ii) a pro rata portion of the Executive Officer’s target bonus for the fiscal year in which termination of employment occurs; (iii) two (2) times the sum of (x) such Executive Officer’s annual base salary in effect at the time of termination of employment and (y) such Executive Officer’s target annual bonus; (iv) except as otherwise determined pursuant to the terms of an applicable award agreement, 100% vesting, if not already vested, of all benefits under the Company’s equity or long-term incentive compensation plan, including all stock options and restricted stock held by the Executive Officer; and (v) health insurance benefits for 18 months following the date of termination of employment, provided that if the Executive Officer becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer’s plan, such benefits required to be provided by the Company shall be secondary to those provided by the Executive Officer’s new employer.

In addition, each of the Employment Agreements provides that if an Executive Officer’s employment terminates as a result of his death or disability, he will be entitled to the Accrued Obligations through the date of his termination. In the event an Executive Officer’s employment is terminated without cause or for good reason within the twelve months prior to the consummation of, or within the twenty-four month period following, a change in control, in addition to payment of any Accrued Obligations, he will be entitled to the Other Benefits.

Payments of severance and other benefits following a termination by the Company without cause or by the Executive Officer for good reason are conditioned upon the Executive Officer executing a release of claims and such release becoming effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: August 19, 2014	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Senior Vice President and Chief Financial Officer